Exhibit 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of FedEx Corporation for the registration of 10,000,000 shares of its common stock for issuance pursuant to awards granted under the FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended, of our reports dated September 20, 2017 and December 20, 2017, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Qs for the quarters ended August 31, 2017 and November 30, 2017.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 20, 2017